EXHIBIT 11

Alcoa and subsidiaries


         Computation of Earnings (Loss) per Common Share
               For the three months ended March 31
               (in millions, except share amounts)


                                                                1994           1993
                                                               ------         ------
 1.  Income (loss) applicable to common stock before              $ (40.9)       $ 27.0
     extraordinary loss *

 2.  Weighted average number of common shares                  88,623,823    86,313,339
     outstanding during the period

 3.  Primary earnings (loss) per common share before                $(.46)        $ .31
     extraordinary loss (1 divided by 2)

 4.  Fully diluted earnings (loss) before extraordinary loss       $(40.9)       $ 27.0
     (1)

 5.  Shares issuable under compensation plans                       8,543         7,754

 6.  Shares issuable upon exercise of dilutive outstanding        321,777       265,929
     stock options (treasury stock method)

 7.  Fully diluted shares (2 + 5 + 6)                          88,954,143    86,587,022

 8.  Fully diluted earnings (loss) per common share before          $(.46)        $ .31
     extraordinary loss (4 divided by 7)

<FOOTNOTE>
*  After preferred dividend requirement
